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                                                                    EXHIBIT 99.1


                             NABORS INDUSTRIES LTD.
                         CORPORATE GOVERNANCE PRINCIPLES

         Our management and board of directors remain committed to conducting business consistent with good corporate governance practice. In 2002, our board of directors established a nominating and governance committee whose members currently are James L. Payne, who acts as Chairperson, Jack Wexler, Myron M. Sheinfeld, Martin J. Whitman and Hans Schmidt. All of our committee members are required to be independent directors, as provided in these guidelines.

         The nominating and governance committee directed the preparation of these corporate governance principles and the board of directors adopted them on July 17, 2002. The guidelines will be published in order to inform shareholders of the board's current thinking with respect to selected corporate governance issues. The committee and the board will continue to assess the appropriateness and effectiveness of these guidelines, and it is likely that changes to these guidelines will be considered from time to time. Compliance with the Corporate Governance Guidelines shall be reviewed annually in connection with the preparation of Nabors' proxy statement and each director will be asked to confirm his or her compliance with the guidelines.

BOARD MISSION & OBJECTIVES

         Mission Statement

         Nabors' primary objective is to maximize long-term shareholder value while adhering to the laws of the jurisdictions in which it operates and at all times observing the highest ethical standards.

         Corporate Authority & Responsibility

         All corporate authority resides in the board of directors as the representative of the shareholders. Authority is delegated to management by the board in order to implement the company's mission. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The board retains responsibility to recommend candidates to the shareholders for election to the board of directors. The board retains responsibility for selection and evaluation of the Chief Executive Officer ("CEO"), oversight of the succession plan, determination of senior management compensation, approval of the annual budget and assurance of adequate systems, procedures and controls. Additionally, the board provides advice and counsel to senior management.

DIRECTORS

         Board Membership Criteria

         The nominating and governance committee is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics required of board members in the



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context of the current make-up of the board. This assessment should include issues of judgment, diversity, age, skill, international background, etc. - all in the context of an assessment of the perceived needs of the board at that point in time.

         Change in Professional Responsibility

         The board should consider whether a change in an individual's professional responsibilities directly or indirectly impacts that person's ability to fulfill directorship obligations. To facilitate the board's consideration, all directors should submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. If the board believes that a director will continue to make a contribution to the organization, the continued membership of that director may be supported.

         Former Chairman/Chief Executive Officer's Board Membership

         The board believes this is a matter to be decided in each individual instance. It is assumed that when the Chairman or CEO resigns from that position, he or she should submit his or her resignation from the board at the same time. Whether the individual continues to serve on the board is a matter for discussion at that time with the new Chairman or CEO and the board. A former Chairman or CEO serving on the board will not be considered an independent director for purposes of voting on matters of corporate governance until at least five years have elapsed from his or her resignation from that position.

         Identification and Recruitment of Board Members

         One of the tasks of the nominating and governance committee is to identify and recruit candidates to serve on the board of directors. A list of candidates shall be presented to the board for nominations and to the shareholders for consideration. The committee may at its discretion seek third-party resources to assist in the process. The CEO will be included in the process on a non-voting basis. The nominating and governance committee will make the final recommendation to the board. The invitation to join the board should be extended by the board itself via the Chairman and CEO of the Company, together with an independent director, when appropriate.

         The nominating and governance committee has been charged with the task of identifying and recommending to the board an independent director nominee at or prior to the 2003 annual general meeting of shareholders.

         Independent Directors

         At least a majority of the board of directors shall be independent. An independent director is defined as a director who:

          o has not been employed by the company in an executive capacity or by the company's independent auditor within the last five years;


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          o    is not affiliated with a company that is an adviser, or
               consultant to the company or a member of the company's senior management;

          o is not affiliated with a significant customer or supplier of the company (that is, a customer that accounts for in excess of 5% of the company's revenues or a supplier that receives more than 5% of its revenues from the company);

          o has no personal services contract(s) with the company or a member of the company's senior management;

          o is not affiliated with a not-for-profit entity that receives significant contributions from the company;

          o within the last five years, has not had any business relationship with the company (other than service as a director) for which the company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission as currently effect;

          o is not employed by a public company at which an executive officer of the company serves as a director;

          o has not had any of the relationships described above with any affiliate of the company, and

          o has not been a member of the immediate family of any person described above for the last five years.

         The nominating and governance committee shall annually review and make a determination of the independence of each director.

         Outside Directorships

         The CEO and senior management of Nabors should limit outside directorships to one or two. Non-employee directors are encouraged to limit the number of other boards (excluding non-profit) on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. All directors should advise the Chairmen of the board and of the nominating and governance committee in advance of accepting an invitation to serve on another board.

         Directors are expected to attend all board and committee meetings in person. Directors shall be prepared by reviewing in advance all materials and be present at the meeting in person until its adjournment.

         Compensation of Directors

         In order to align the interests of directors and shareholders, directors will be compensated in the form of cash and company equity only, with equity constituting a substantial portion of the total up to 100%.



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         Direct Investment in the Company Stock by Directors

         Since a significant ownership stake leads to a stronger alignment of interests between directors and stockholders, on or prior to October 17, 2003, each current director is required to personally invest in company stock having a fair market value at the time of acquisition of at least $100,000. Persons who become directors after April 2002 shall be required to personally invest in company stock having a fair market value at the time of acquisition of at least $100,000 within 3 years of joining the board. Exceptions to this requirement may only be made by the board under compelling mitigating circumstances.

         Service Limitations of Directors

         The board does not believe it should establish term limits. While term limits could help insure that there are fresh ideas and viewpoints available to the board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations and, therefore, provide an increasing contribution to the board as a whole.

         As an alternative to term limits, the nominating and governance committee, in conjunction with the CEO, will formally review each director's continuation on the board every five years. This will also allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the board.

         Future board members may not stand for reelection after age 72, but need not resign until the end of his or her term. The directors of the company in office at April 2002 may continue to serve regardless of their age.

BOARD ORGANIZATION

         Board Size

         The bye-laws provide that the board shall be comprised of between five and eighteen members. The board in recent years has averaged eight members. In April 2002, the board committed to adding another independent member by the 2003 annual general meeting of shareholders. From time to time the board will conduct a review and make a determination as to the appropriate size of the board in light of then current circumstances.



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         Committee Structure

         It is the general policy of the company that all major decisions will be considered by the board as a whole or by the executive committee and subsequently reported to the board. As a consequence, the committee structure of the board is limited to those committees considered to be basic to or required for the operation of the company as a publicly owned entity. Standing committees shall include executive, audit, compensation, technical and safety and nominating and governance. The audit, compensation and nominating and governance committees shall be composed solely of independent directors. The board may form other committees as it determines appropriate.

         Selection of Chairman and CEO

         The board believes that, at the present time, the company is best served by unifying the positions of Chairman and CEO. This structure provides a single leader with a single vision for the company and results in a more effective organization. However, the board should be free to make this choice any way that seems best for the company at a given point in time. Therefore, the board does not have a policy, one way or the other, on whether or not the role of the Chairman and CEO should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the independent directors or be an employee.

BOARD OPERATIONS

         Board Access to Senior Management

         Board members have full access to senior management and to information about the company's operations. It is assumed that board members will use judgment to be sure that this contact is not distracting to the business operation of the company and that such contact, if in writing, be copied to the Chairman or CEO, as appropriate. Except in unusual circumstances, the CEO should be advised of significant contacts with senior management.

         Furthermore, the board encourages the management to, from time to time, bring managers into board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas and/or
(b) are managers with future potential that the senior management believes should be given exposure to the board.

         Board Ability to Retain Advisors

         The board shall retain advisors as it believes to be appropriate. If management is retaining advisors to assist the board, such decision must be ratified by the board. Committee Chairman also may retain outside advisors as needed to perform their function, such decision to be ratified by the board. Individual directors should not retain their own advisors except in exceptional circumstances, with the consent of the board.



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         Material in Advance of Meetings

         The board must be given sufficient information to fully exercise its governance functions. This information comes from a variety of sources, including management reports, a comparison of performance to plans, security analysts' reports, articles in various business publications, etc. Generally, board members will receive information prior to board meetings so they will have an opportunity to reflect properly on the items to be considered at the meeting.

         The board will ensure that adequate time is provided for full discussion of important items and that management presentations are scheduled in a manner that permits a substantial proportion of board meeting time to be available for open discussion.

         Executive Sessions

         At the request of any independent director present, time will be allotted at the end of any regularly scheduled board meeting for an executive session involving only the independent directors. The independent director having the longest tenure as a director shall preside at the executive session. The format of these meetings will include a discussion with the Chairman and the CEO on each occasion.

         Evaluation of CEO

         The selection and evaluation of the chief executive officer and concurrence with the CEO's selection and evaluation of the company's top management team are among the most important functions of the board. The performance of the CEO will be reviewed at least annually without the presence of the CEO or other inside directors. The board should have an understanding with the CEO with respect to criteria on which he or she will be evaluated, and the results of the evaluation will be communicated to the CEO.

         Succession Plan

         CEO succession is a board-driven, collaborative process. Although the current CEO has an important role to play, the board must develop its own plan for succession while collaborating with the CEO in deciding the timing and the necessary qualifications for making a final decision.

         There should be an annual report by the CEO to the board on succession planning. There also should be available, on a continuing basis, the CEO's recommendation as a successor should he or she be unexpectedly disabled.


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         Outside Contacts

         The board believes that the management speaks for the company. Individual board members, from time to time at the request of management, may meet or otherwise communicate with various constituencies that are involved with the company. If comments from the board are appropriate, they should, in most circumstances, come from the Chairman; however, this does not preclude directors, in the exercise of their fiduciary duties and subject to confidentiality constraints, from communicating with shareholders or others.



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